Exhibit 99.1

February 27, 2012

OSI Systems Announces Update to Turnkey Screening Services Agreement in Mexico; Current Value at $900 Million

HAWTHORNE, Calif.—(BUSINESS WIRE)—OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronics and services, today announced that Mexico’s tax and customs authority, Servicio de Administración Tributaria (SAT) has exercised contractual options under the six-year turnkey screening services agreement with OSI’s security division, Rapiscan Systems. The total value of the SAT agreement is currently approximately $900 million, which is at the upper end of the original maximum scope for this program. The Company had previously announced the minimum obligated value of $400 million for this program. The duration of the turnkey services agreement remains at six years.

OSI Systems’ CEO, Deepak Chopra, stated, “We are delighted to work with SAT to support this critical program. Our extensive experience in implementing leading edge inspection solutions and our operations expertise make us highly qualified to manage comprehensive programs with rigorous requirements. We stand to benefit from adding significant recurring revenues as we will manage the daily operations under this agreement.”

Under the program, Rapiscan Systems will provide complete operations of inspection sites utilizing x-ray screening technology. Rapiscan will incorporate staffing, systems integration, data management, and maintenance support at these sites networked throughout Mexico, including ports of entry as well as inland checkpoints and airports, enhancing the Mexican government authorities’ capability to interdict contraband, undeclared, and illegal materials.

Ajay Mehra, President of Rapiscan Systems, stated, “We are gratified by SAT’s confidence in us for this important program, and we look forward to moving rapidly to the implementation phase.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including the Company’s fulfillment of the above-described authorization, actual revenues from the authorization, customary termination clauses or future demand for similar services. The Company provides no assurances that any or all of customer’s rights would or would not be exercised. The actual results may differ materially from those described in or implied by any forward-looking statement.

OSI Systems Inc

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com

Source: OSI Systems, Inc.

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